News Release I For Immediate Release

FactSet Reports Results for First Quarter 2025
◦Q1 GAAP revenues of $568.7 million, up 4.9% from Q1 2024.
◦Organic Q1 ASV of $2,258.8 million, up 4.5% year over year.
◦Q1 GAAP operating margin of 33.6%, down approximately 120 bps year over year, and adjusted operating margin of 37.6%, consistent with the prior year.
◦Q1 GAAP diluted EPS of $3.89, up 1.3% from the prior year, and adjusted diluted EPS of $4.37, up 6.1% year over year.

NORWALK, Conn., December 19, 2024 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its first quarter fiscal 2025 ended November 30, 2024.
First Quarter Fiscal 2025 Highlights
•GAAP revenues increased 4.9%, or $26.5 million, to $568.7 million for the first quarter of fiscal 2025 compared with $542.2 million in the prior year period. Organic(1) revenues grew 4.7% year over year to $567.7 million during the first quarter of fiscal 2025. Growth in GAAP and Organic revenues this quarter was driven by wealth, asset owners and institutional asset managers.
•Annual Subscription Value ("ASV") was $2,265.9 million at November 30, 2024, compared with $2,159.4 million at November 30, 2023. Organic ASV was $2,258.8 million at November 30, 2024, up 4.5% or $98.1 million year over year(2).
•Organic ASV increased $3.4 million over the last three months. Please see the “ASV” section of this press release for details.
•GAAP operating margin decreased to 33.6% compared with 34.9% for the prior year period, mainly due to an increase in amortization of intangible assets and professional fees, partially offset by growth in revenues and a decrease in employee compensation costs. Adjusted operating margin was 37.6%, consistent with the prior year period.
•GAAP diluted earnings per share ("EPS") increased 1.3% to $3.89 compared with $3.84 for the same period in fiscal 2024, primarily due to growth in revenues and a decrease in employee compensation costs, partially offset by an increase in amortization of intangible assets and professional fees. Adjusted diluted EPS increased 6.1% to $4.37 compared with $4.12 in the prior year period, driven by growth in revenues, offset by higher operating expenses and a higher tax rate.
•Net cash provided by operating activities was $86.4 million for the first quarter of fiscal 2025, driven by net income, partially offset by variable compensation payments, resolution of a sales tax dispute and timing of vendor payments. Free cash flow decreased to $60.5 million for the first quarter of fiscal 2025, compared with $138.7 million for the prior year period, a decrease of 56.4%, primarily due to lower net cash provided by operating activities and an increase in capital expenditures.

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency.
(2) Beginning in fiscal 2025, FactSet is reporting Organic ASV, rather than Organic ASV plus Professional Services, to focus on the recurring nature of our revenues. This underscores the shift of FactSet's offerings toward providing more managed services and less project-based services.

News Release I For Immediate Release

•GAAP effective tax rate for the first quarter of fiscal 2025 increased to 16.5% compared with 15.2% for the first quarter of fiscal 2024. The primary driver of the higher rate in the first quarter of fiscal 2025 is the revaluation of a deferred tax asset associated with a foreign tax rate change.
"Clients increasingly look to us as a partner of choice to bring greater productivity and unlock efficiencies across their enterprise workflows," said Phil Snow, CEO of FactSet. "As we enter our second quarter, we have a robust pipeline fueled by the strength of our diverse portfolio of innovative solutions that deliver value and resonate with our clients."

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	November 30,
(In thousands, except per share data)	2024	2023	Change
Revenues	$568,667	$542,216	4.9%
Organic revenues	$567,673	$542,216	4.7%
Operating income	$191,335	$189,040	1.2%
Adjusted operating income	$213,750	$203,965	4.8%
Operating margin	33.6%	34.9%
Adjusted operating margin	37.6%	37.6%
Net income	$150,022	$148,555	1.0%
Adjusted net income	$168,132	$159,127	5.7%
EBITDA	$229,856	$219,002	5.0%
Diluted EPS	$3.89	$3.84	1.3%
Adjusted diluted EPS	$4.37	$4.12	6.1%
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
"We are off to a good start in fiscal 2025 and achieved solid operating performance through sustained cost discipline and execution against our growth initiatives and capital strategy," said Helen Shan, FactSet's CFO. "FactSet has a proven track record of consistent growth through all cycles and we remain committed to delivering on both our annual guidance and the medium-term outlook we shared at our Investor Day."
Annual Subscription Value (ASV)
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients.
ASV was $2,265.9 million at November 30, 2024, compared with $2,159.4 million at November 30, 2023. Organic ASV was $2,258.8 million at November 30, 2024, up $98.1 million from the prior year, for a growth rate of 4.5%. Organic ASV increased $3.4 million over the last three months.
The buy-side and sell-side organic ASV annual growth rates as of November 30, 2024 were 4.3% and 3.5%, respectively. Buy-side clients, including institutional asset managers, wealth managers, asset owners, partners, hedge funds and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory firms, and private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas was $1,464.5 million compared with ASV in the prior year period of $1,393.1 million. Organic ASV increased 4.5% to $1,456.4 million. Americas revenues for the quarter increased to $367.2 million compared with $348.3 million in the first quarter of last year. The Americas quarterly organic revenues growth rate was 5.2% over the prior year period.
ASV from the EMEA was $572.4 million compared with ASV in the prior year period of $551.7 million. Organic ASV increased 3.6% to $572.4 million. EMEA revenues were $143.8 million compared with $139.6 million in the first quarter of fiscal 2024. The EMEA quarterly organic revenues growth rate was 2.7% over the prior year period.

News Release I For Immediate Release

ASV from the Asia Pacific was $229.0 million compared with ASV in the prior year period of $214.6 million. Organic ASV increased 7.0% to $230.0 million. Asia Pacific revenues were $57.7 million compared with $54.3 million in the first quarter of fiscal 2024. The Asia Pacific quarterly organic revenues growth rate was 6.2% over the prior year period.
Operational Highlights – First Quarter Fiscal 2025
•Client count as of November 30, 2024 was 8,249, a net increase of 32 clients in the past three months, driven by an increase in partners, private equity and venture capital and wealth. The count includes clients with ASV of $10,000 and more.
•User count increased by 1,886 to 218,267 in the past three months, primarily driven by an increase in wealth management users.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 91%.
•Employee headcount was 12,575 as of November 30, 2024, up 0.5% over the last 12 months, with the increase primarily in the content and technology groups. FactSet's Centers of Excellence account for approximately 68% of the Company's employees.
•A quarterly dividend of $39.6 million, or $1.04 per share, is being paid on December 19, 2024, to holders of record of FactSet’s common stock at the close of business on November 29, 2024.
•FactSet hosted an Investor Day on November 14, 2024, to provide an in-depth look into the Company’s strategic priorities, present its new medium-term financial outlook, and preview its new innovations and tailored workflow solutions.
•FactSet unveiled its Intelligent Platform initiative, which builds on the success of its AI Blueprint published last year and introduces the integration of conversational AI at the platform level. In the quarter, FactSet also launched Internal Research Notes (IRN) 2.0, a major enhancement to its Research Management Solutions for buy-side and wealth professionals, and its new Data as a Service (DaaS) solution, which provides data collection, management, and integration to data management teams at financial institutions and is part of FactSet's growing Managed Services offering.
•FactSet acquired Irwin, an investor relations and capital markets solution for innovative public companies and their advisors. The acquisition builds on a recent successful partnership that integrates Irwin’s award-winning investor relations (IR) CRM with the FactSet Workstation to equip IR professionals with a unified solution to manage investor engagement, conduct research, and streamline corporate access on a single platform.
•FactSet announced its joint initiative with J.P. Morgan Securities Services to deliver FactSet's industry-leading performance, reporting and portfolio analytics solutions through J.P. Morgan's award-winning Fusion data management platform. This joint offering enables asset managers and asset owners to focus on investment insights and generating alpha while benefiting from reduced total cost of ownership and flexibility to outsource or insource their portfolio analytics needs.
•FactSet announced the appointment of Christopher McLoughlin as Executive Vice President, Chief Legal Officer. Mr. McLoughlin has over 20 years of legal experience and was most recently General Counsel of S&P Global Market Intelligence. Before joining S&P Global, he was Deputy General Counsel and Company Secretary of IHS Markit.
•FactSet announced the appointment of Barak Eilam to its Board of Directors. Mr. Eilam brings nearly three decades of experience scaling enterprise software companies into global market leaders. He is serving as Chief Executive Officer of NICE, a leading enterprise software company specializing in analytics and AI solutions, through the end of the year.
Share Repurchase Program
FactSet repurchased 104,475 shares of its common stock for $48.8 million at an average price of $467.00 during the first quarter of fiscal 2025 under the Company’s share repurchase program. As of November 30, 2024, $251.2 million remained available for share repurchases under this program.
Annual Business Outlook
FactSet is reaffirming its outlook for fiscal 2025, originally provided on September 21, 2024. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.

News Release I For Immediate Release

Fiscal 2025 Expectations
•Organic ASV is expected to grow in the range of $90 million to $140 million during fiscal 2025.
•GAAP revenues are expected to be in the range of $2,285 million to $2,305 million.
•GAAP operating margin is expected to be in the range of 32.5% to 33.5%.
•Adjusted operating margin is expected to be in the range of 36.0% to 37.0%.
•FactSet's annual effective tax rate is expected to be in the range of 17% to 18%.
•GAAP diluted EPS is expected to be in the range of $15.10 to $15.70.
•Adjusted diluted EPS is expected to be in the range of $16.80 to $17.40.
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2025. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
First Quarter 2025 Conference Call Details

Date:            Thursday, December 19, 2024
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q1 2025 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on December 19, 2024, through December 19, 2025. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues excludes from revenues the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring

News Release I For Immediate Release

items. EBITDA represents earnings before interest expense, provision for income taxes and depreciation and amortization expense. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,200 global clients, including over 218,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on X and LinkedIn.
FactSet
Investor Relations Contact:
Yet He
+1.212.973.5701
yet.he@factset.com

Media Contact:
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	November 30,
(In thousands, except per share data)	2024	2023
Revenues	$568,667	$542,216
Operating expenses
Cost of services	258,779	251,621
Selling, general and administrative	118,553	101,555
Total operating expenses	377,332	353,176

Operating income	191,335	189,040

Other income (expense), net
Interest income	2,701	3,012
Interest expense	(14,400)	(16,738)
Other income (expense), net	103	(118)
Total other income (expense), net	(11,596)	(13,844)

Income before income taxes	179,739	175,196

Provision for income taxes	29,717	26,641
Net income	$150,022	$148,555

Basic earnings per common share	$3.95	$3.91
Diluted earnings per common share	$3.89	$3.84

Basic weighted average common shares	38,005	38,016
Diluted weighted average common shares	38,517	38,643

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	November 30, 2024	August 31, 2024
ASSETS
Cash and cash equivalents	$289,168	$422,979
Investments	69,623	69,619
Accounts receivable, net of reserves of $15,755 at November 30, 2024 and $14,581 at August 31, 2024	252,521	228,054
Prepaid taxes	78,682	55,103
Prepaid expenses and other current assets	60,702	60,093
Total current assets	750,696	835,848

Property, equipment and leasehold improvements, net	81,524	82,513
Goodwill	1,085,200	1,011,129
Intangible assets, net	1,870,332	1,844,141
Deferred taxes	40,317	61,337
Lease right-of-use assets, net	117,514	130,494
Other assets	96,000	89,578
TOTAL ASSETS	$4,041,583	$4,055,040

LIABILITIES
Accounts payable and accrued expenses	$151,297	$178,250
Current debt	62,460	124,842
Current lease liabilities	31,434	31,073
Accrued compensation	51,760	93,279
Deferred revenues	157,062	159,761
Current taxes payable	44,551	40,391
Dividends payable	39,572	39,470
Total current liabilities	538,136	667,066

Long-term debt	1,296,643	1,241,131
Deferred taxes	8,046	8,452
Deferred revenues, non-current	914	1,344
Taxes payable	41,896	40,452
Long-term lease liabilities	161,372	177,521
Other liabilities	3,015	6,614
TOTAL LIABILITIES	$2,050,022	$2,142,580

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,991,561	$1,912,460

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,041,583	$4,055,040

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	November 30,
(In thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$150,022	$148,555
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	35,717	27,068
Amortization of lease right-of-use assets	7,572	7,618
Stock-based compensation expense	13,592	14,310
Deferred income taxes	21,943	6,703
Other, net	890	3,860
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(23,377)	(9,758)
Prepaid expenses and other assets	(5,697)	(7,164)
Accounts payable and accrued expenses	(38,793)	31,284
Accrued compensation	(40,663)	(60,348)
Deferred revenues	(7,269)	(2,542)
Taxes payable, net of prepaid taxes	(17,806)	5,341
Lease liabilities, net	(9,759)	(9,783)
Net cash provided by operating activities	86,372	155,144

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(25,874)	(16,466)
Acquisition of businesses, net of cash and cash equivalents acquired	(115,199)	—
Purchases of investments	(3,987)	(8,753)
Net cash provided by (used in) investing activities	(145,060)	(25,219)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	55,000	—
Repayments of debt	(62,500)	(62,500)
Dividend payments	(39,246)	(37,053)
Proceeds from employee stock plans	38,850	28,404
Repurchases of common stock	(48,790)	(59,910)
Other financing activities	(13,385)	(13,505)
Net cash provided by (used in) financing activities	(70,071)	(144,564)

Effect of exchange rate changes on cash and cash equivalents	(5,052)	1,050
Net increase (decrease) in cash and cash equivalents	(133,811)	(13,589)
Cash and cash equivalents at beginning of period	422,979	425,444
Cash and cash equivalents at end of period	$289,168	$411,855

Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Organic Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2024	2023	Change
Revenues	$568,667	$542,216	4.9%
Acquisition revenues	(696)	—
Currency impact	(298)	—
Organic revenues	$567,673	$542,216	4.7%

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

	Three Months Ended
	November 30,
(in thousands, except per share data)	2024	2023	% Change
Operating income	$191,335	$189,040	1.2%
Intangible asset amortization	16,581	17,344
Business acquisition and related costs	3,753	—
Sales tax dispute(1)	2,398	—
Restructuring/Severance	(317)	(2,419)
Adjusted operating income	$213,750	$203,965	4.8%
Operating margin	33.6%	34.9%
Adjusted operating margin(2)	37.6%	37.6%
Net income	$150,022	$148,555	1.0%
Intangible asset amortization	12,397	12,368
Business acquisition and related costs	2,806	—
Sales tax dispute(1)	1,793	—
Restructuring/Severance	(237)	(1,725)
Income tax items	1,351	(71)
Adjusted net income(3)	$168,132	$159,127	5.7%
Net income	150,022	148,555	1.0%
Interest expense	14,400	16,738
Income taxes	29,717	26,641
Depreciation and amortization expense	35,717	27,068
EBITDA	$229,856	$219,002	5.0%
Diluted EPS	$3.89	$3.84	1.3%
Intangible asset amortization	0.32	0.32
Business acquisition and related costs	0.08	—
Sales tax dispute(1)	0.05	—
Restructuring/Severance	(0.01)	(0.04)
Income tax items	0.04	0.00
Adjusted diluted EPS(3)	$4.37	$4.12	6.1%
Weighted average common shares (diluted)	38,517	38,643
(1)Sales tax dispute relates to a resolved matter with the Massachusetts Department of Revenue.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended November 30, 2024 and November 30, 2023 were taxed at an adjusted tax rate of 25.2% and 28.7%, respectively.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2025 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,285	$2,305
Operating income	$765	$749
Operating margin	33.5%	32.5%
Intangible asset amortization	80	81
Adjusted operating income	$845	$830
Adjusted operating margin (a)	37.0%	36.0%

Net income	$598	$577
Intangible asset amortization	66	66
Discrete tax items	(4)	(3)
Adjusted net income	$660	$640

Diluted earnings per common share	$15.70	$15.10
Intangible asset amortization	1.73	1.73
Discrete tax items	(0.03)	(0.03)
Adjusted diluted earnings per common share	$17.40	$16.80
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2024	2023	Change
Net Cash Provided for Operating Activities	$86,372	$155,144
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(25,874)	(16,466)
Free Cash Flow	$60,498	$138,678	(56.4)%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q1'25	Q4'24	Q3'24	Q2'24	Q1'24	Q4'23	Q3'23	Q2'23
% of ASV from buy-side clients	82.1%	82.0%	82.3%	82.0%	82.0%	81.8%	82.1%	82.8%
% of ASV from sell-side clients	17.9%	18.0%	17.7%	18.0%	18.0%	18.2%	17.9%	17.2%

ASV Growth rate from buy-side clients	4.3%	4.9%	5.3%	5.6%	7.2%	6.9%	7.3%	8.1%
ASV Growth rate from sell-side clients	3.5%	3.8%	3.7%	5.5%	7.6%	9.3%	12.3%	15.8%

The following table presents the calculation of organic ASV.

(In millions)	As of November 30, 2024
As reported ASV	$2,265.9
Currency impact (a)	2.0
Acquisition ASV (b)	(9.1)
Organic ASV	$2,258.8
Organic ASV annual growth rate	4.5%
(a)The impact from foreign currency movements.
(b)Acquired ASV from acquisitions completed within the last 12 months.